Exhibit 16.1 Letter on change of certifying accountant

August 16, 2012

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & PLLC was previously principal accountant for EFT Holdings, Inc. and reported on the financial statements of the Company for the years ended March 31, 2012 and 2011. On or about August 1, 2012, we changed our accounting practice from Child, Van Wagoner & Bradshaw, PLLC to Anderson Bradshaw PLLC. We have read the Company's statements included under Item 4.01 of its Form 8-K/A dated August 16, 2012, and agree with such statements.

Very truly yours,

Child, Van Wagoner & Bradshaw, PLLC